Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The companies listed below are all of the subsidiaries of ACR Group, Inc. as of February 29, 2004. All of the companies are wholly-owned.

Name of Subsidiary	State of Incorporation
ACR Supply, Inc.	Texas
Total Supply, Inc.	Texas
Valley Supply, Inc.	Texas
Heating and Cooling Supply, Inc.	Nevada
ETI Texas, Inc.	Tennessee
Florida Cooling Supply, Inc.	Texas
West Coast HVAC Supply, Inc.	Texas
Lifetime Filter, Inc.	Texas
Contractors Heating and Supply, Inc.	Texas
CAC Distributors, Inc.	Texas